Issuer Free Writing Prospectus filed pursuant to Rule 433

Supplementing the Prospectus Supplement dated January 19, 2024

and the Prospectus dated January 19, 2024

Registration No. 333-276616

Accelerate your investments

Toyota Financial Services' IncomeDriver Notes® offers you an opportunity to invest with a company you believe in and a partner you can trust.


4.00%*
TOYOTA

Overview

Our IncomeDriver Notes® pay a competitive interest rate and are redeemable at any time. IncomeDriver Notes® are not a bank account or a money market fund and are not FDIC-insured. IncomeDriver Notes® are offered in the U.S. only, and only by means of a prospectus.



Manage investments at any time



Higher interest rates than typical savings accounts



Low $500 minimum initial investment

Why choose IncomeDriver Notes®?



HIGHER RETURNS

Earning is easier with higher interest rates than typical savings accounts



EASY INITIAL INVESTMENT

All it takes is $500 to start earning with us



SIMPLE ACCESS TO FUNDS

No long-term commitments so you can spend your money how you like, when you like

A smarter way to invest

Compare IncomeDriver Notes® rates to those of other popular investment options and see how you can start making more of your investments.[2]

Rate Comparison[1]



4.00%
0.59%
0.07%
Income Driver Notes
Money Market
Interest Checking

[1]As of September 15th, 2025. National rates for Money Market and Interest Checking are calculated within an annual percentage yield. This information is based upon the rates published by the Federal Deposit Insurance Corporation.

[2]IncomeDriver Notes® do not constitute a savings, deposit or other bank account and are not insured by or subject to the protection of the Federal Deposit Insurance Corporation. The IncomeDriver Notes® are not a money market fund, which are typically diversified funds consisting of short-term debt securities of many issuers, and therefore do not meet the diversifications and investment quality standards set forth for money market funds by the Investment Company Act of 1940.

Get started today

It's never too late, or too early, to begin investing with a trusted partner like Toyota Financial Services. Take a look at how simple it is to start.

1

VERIFY YOUR ELIGIBILITY

IncomeDriver Notes® are available to individuals and entities with a U.S. address and a SSN or Federal Tax ID number.

2

LEARN ABOUT YOUR INVESTMENT

Review the prospectus. The prospectus is the legal document we filed with the Securities and Exchange Commission (SEC) that provides details about Toyota Motor Credit Corporation and our IncomeDriver Notes® program, which may help you make a more informed decision.

3

COMPLETE THE ENROLLMENT APPLICATION

Visit our secure enrollment website to complete your enrollment application and electronically fund your initial investment from your U.S. bank account. Cash and checks cannot be accepted.

4

START INVESTING

You will earn daily interest on your principal investment. Your interest will be automatically reinvested at the end of each month.

ENROLL NOW

Questions? Call 1-844-464-4673

ENROLL NOW

Frequently asked questions

What are IncomeDriver Notes®?

The IncomeDriver Notes® program is a direct investment in senior notes issued by Toyota Motor Credit Corporation ("TMCC"). IncomeDriver Notes® pay a variable rate of interest and are redeemable at any time. IncomeDriver Notes® are not a bank account or a money market fund and are not FDIC insured. IncomeDriver Notes® are offered in the U.S. only, and only by means of a prospectus. Review the prospectus before you invest.

Am I eligible to make an IncomeDriver Notes® investment?

Individuals and entities with a valid Social Security number (SSN) or U.S. federal taxpayer identification number (TIN) and a U.S. address are eligible. IncomeDriver Notes® may be held individually or jointly, among up to three individuals, or by corporations, partnerships, limited liability companies, firms, associations, or as custodial or trust investments.

What is the interest rate?

The current interest rate is 4.00%. The interest rate is variable and subject to change at any time. Interest is compounded daily at the rate in effect each day, based on a 365/366-day year.

Are IncomeDriver Notes® FDIC-insured?

No, IncomeDriver Notes® are not a savings, deposit or other bank account and are not insured by or subject to the protection of the Federal Deposit Insurance Corporation.

Where can I learn more about Toyota Motor Credit Corporation?

Toyota Motor Credit Corporation, which does business under the Toyota Financial Services (TFS) service mark, is one of the largest consumer finance companies in the U.S. and one of the highest-rated captive auto finance companies in the world. For information about earnings results, filings with the Securities and Exchange Commission, and company presentations, visit our Investor Relations Center.

How can I contact the IncomeDriver Notes® Customer Service Center?

You can contact the IncomeDriver Notes® Customer Service Center at 1-844-464-4673. Our representatives are available Monday through Friday between 8 a.m. and 7 p.m. (ET). You can also review more frequently asked questions by clicking here.

Toyota Motor Credit Corporation ("TMCC") has filed a registration statement (including a prospectus) with the Securities and Exchange Commission ("SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents TMCC has filed with the SEC for more complete information about TMCC and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov or by downloading them here. Alternatively, TMCC will arrange to send you the prospectus if you request it by calling 1-844-464-4673.
IncomeDriver Notes® are unsecured debt obligations solely of TMCC and are not obligations of, or directly or indirectly guaranteed, by Toyota Motor Corporation, Toyota Financial Services Corporation, or any of their respective affiliates. The IncomeDriver Notes® will have the benefit of credit support agreements as described in the prospectus filed with the SEC. IncomeDriver Notes® do not constitute a savings, deposit or other bank account and are not insured by or subject to the protection of the Federal Deposit Insurance Corporation. IncomeDriver Notes® are not a money market fund, which are typically diversified funds consisting of short-term debt securities of many issuers, and therefore do not meet the diversification and investment quality standards set forth for money market funds by the Investment Company Act of 1940.

- Higher interest rates than typical savings accounts
- Low $500 minimum initial investment
- No long-term commitments
- Daily interest automatically reinvested monthly
- Simple online enrollment
- Additional investments allowed at any time with no minimum investment amount required
- Manage investments at any time